EXPRESS, INC. PROVIDES STORE OPENING DETAILS AND ADDITIONAL BUSINESS UPDATES

Columbus, Ohio – May 4, 2020 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today provided details on store reopening plans as well as additional business updates in response to the COVID-19 pandemic.

Store Reopening Plans
In accordance with the latest federal and state guidelines, and with adherence to new health and safety protocols, the Company currently expects to reopen approximately 300 of its stores before Memorial Day. Beginning with a few stores that opened last week in Georgia and South Carolina, the Company will be taking a phased approach with the pace and staffing calibrated to mall traffic and consumer demand, and the overall plan will be accelerated or modified based on the learning and any updated associate and customer safety measures.

"This is a very fluid situation, and we will continue to operate in an agile and adaptive manner. The health and safety of our associates and customers is our priority as we reopen our stores," said Tim Baxter, Chief Executive Officer. "We know that it will take time before consumer confidence and shopping activity reach pre-pandemic levels, but I am confident that the actions we have taken, and the elements of The EXPRESSway Forward strategy that we had already begun to activate, put us in a strong position to achieve our long term objectives."

The Company will take the following actions to provide a safe and comfortable environment for its associates and customers:

•Train associates on the new health and safety protocols
•Practice proper social distancing, and provide contact-free customer service and payment options
•Clean and sanitize all stores thoroughly and frequently
•Offer curbside pickup at Easton in Columbus, OH and Chicago, IL test locations with a plan to expand to more stores based on consumer response
•Introduce enhanced BOPIS customer experience in all reopened stores

Open store locations and hours of operation are available at www.express.com. The Company’s website and mobile app remain available to customers.

The EXPRESSway Forward Strategy
Throughout this period of brick and mortar store closures and larger economic uncertainty, the Company has maintained the momentum of a number of key strategic initiatives, including the following:

•Applied the new Express Edit design and merchandising approach through virtual co-creation sessions between the Company's designers and its customers
•Advanced the new Brand Positioning to Create Confidence & Inspire Self-Expression through the launch of the #ExpressTogether social media campaign that has driven strong customer engagement, and developed new digital content to deliver the most appropriate and relevant marketing messages for the current environment
•Conducted virtual research in order to stay attuned to customer views and preferences
•Expanded digital stylist live chat feature to provide real-time product and wardrobe assistance

•Executed all key milestone meetings in the new go to market process virtually to stay on track to deliver the best new product for Q4

Previously Communicated Actions
As announced in earlier press releases, the Company took the following actions to maintain sufficient liquidity throughout the COVID-19 crisis, and provided additional detail to quantify the impacts where appropriate:

•Accessed $165 million from its credit facility; this was in addition to $207 million cash on hand at the beginning of the year
•Significantly reduced expenses, capital expenditures and working capital; this included inventory reductions, furloughing most store associates and a number of corporate associates, suspending merit pay increases, and freezing all hiring with the exception of a few critical senior leadership positions for which candidates had already been identified
•Additional benefits expected from the Coronavirus Aid Relief and Economic Security Act (CARES) including the expanded operating loss carryback, employer payroll tax credit and deferral provisions

Earnings Call and 2020 Annual Meeting of Shareholders
The Company today announced that its conference call to report first quarter 2020 financial results will be held at 9:00 AM EST on June 3, 2020.

The Company's 2020 Annual Meeting of Shareholders scheduled to take place at 8:30 AM EST on June 10, 2020 will be held as a virtual meeting.

About Express, Inc.:
Express is a leading fashion brand for women and men. Since 1980, Express has provided the latest apparel and accessories to help customers build a wardrobe for every occasion, offering fashion and quality at an attractive value. The company operates retail and factory outlet stores in the United States and Puerto Rico, as well as an online destination. For more information, please visit www.express.com.

Forward-Looking Statements:
Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:
Dan Aldridge
daldridge@express.com
(614) 474-4890

Media Contact:
Alysa Spittle
aspittle@express.com
(614) 474-4745